                                                                 Exhibit 16

January 30, 1997


Box Hill Systems Corp.
161 Avenue of the America
New York, New York 10013



     This is to confirm that the client-auditor relationship between Box Hill Systems Corp. (Commission File Number 333-31873) and Perelson Weiner has ceased. This letter hereby confirms the statements made under the Change in Accountants section in Box Hill Systems Corp.'s S-1 Registration Statement with respect to (i) our audits of the financial statements as of December 31, 1995 and for the years ended December 31, 1994 and 1995 and (ii) disagreements with Perelson Weiner regarding matters of accounting principles and practices, financial statement disclosure, and auditing scope and procedure.


                                                             Perelson Weiner